Exhibit 99.1

Contact:  Stephen J. Morello
          Vice President, Public Relations/Corp. Communications
          914 244-7717

              READER'S DIGEST SELLS LONDON PROPERTY
          PART OF STRATEGY TO CUT COSTS, CONVERT ASSETS,
                       REINVEST IN GROWTH

PLEASANTVILLE, N.Y., February 4, 1999--The Reader's Digest Association, Inc. announced today that its U.K. subsidiary, The Reader's Digest Association Limited, has sold its Canary Wharf, London headquarters building to DIFA (Deutsche Immobilien Fonds
AG), a German real estate fund.

Sale price for the building, located at 11 Westferry Circus in London's Docklands, was about Pound Sterling 59 million (approximately US$97.3 million).

Thomas O. Ryder, chairman and CEO of The Reader's Digest Association, Inc., said "Sale of 11 Westferry Circus building is an important element of our effort to reduce costs, convert underutilized assets and position Reader's Digest for long term growth." The company announced in September that it would undertake efforts to significantly reduce costs and channel proceeds into growth strategies and new business initiatives.

The company will lease back for its U.K. headquarters about two-thirds of the 140,000 square foot office building from the new owner.

In the recent announcement of its second quarter earnings, the company reported the sale of works of art from the company's collection and its South Africa subsidiary.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $2.6 billion for the fiscal year ended June 30, 1998. Global headquarters are located in Pleasantville, New York.